EXHIBIT 99.1

SOURCE: FINANCIAL TELECOM LIMITED (USA) INC.

FOR IMMEDIATE RELEASE
HONG KONG, November 30, 2004, 6:00AM, EST

PRESS RELEASE

FINTEL PLANS NEW STRATEGY TO CAPTURE GROWTH OPPORTUNITIES AND APPOINTS MR. DAVID CHEN AS ITS CEO

Hong Kong, November 30, 2004-- /BusinessWire/ -- Financial Telecom Limited
(USA) Inc. (Business Name: Fintel Group) (OTC Bulletin Board: FLTL), www.fintel.com, announced today that its Board of Directors has appointed Mr. David Chen to be its CEO, effective immediately. Mr. Chen and his new management team will start the implementation of a new strategic plan to grow Fintel Group into an investment and financial consulting firm serving Chinese small-to-medium enterprises (SMEs).

For the past 20 years, Fintel has provided financial information and stock market data to major Hong Kong institutional and retail investors. Leveraging this business connection, Fintel plans to expand into financial consulting services to Chinese SMEs. The strategy calls for a steady growth of consulting contracts, targeting profitable pre-IPO clients. Fintel will also consider investing in these companies to profit from the upside potential. Mr. Chen brings with him over thirteen years of managerial experience and success. He was the former Chairman and CEO of Hartcourt Companies Inc. (OTCBB: HRCT) and CEO of V2 Technology, a leading videoconferencing technology company. His previous positions included Marketing Director of Time Warner's CNN Asia Pacific unit, Sales Director of Turner Broadcasting Systems Asia, and Managing Director of HelloAsia Corporation. Mr. Chen holds Bachelor of Economic degree from Monash University of Australia.

Mr. Chen comments, "The private sector of China represents 55% of the US$1.4 trillion GDP. It is the fastest growing segment of the red hot China market. The current financial services simply can not satisfy the demand of these Chinese SMEs in growing their companies. If we could leverage our resources and advantages properly, we could be highly profitable within the next 12 months. For details on the new strategic plan, please visit our new Web site, www.fintel.com ".

ABOUT FINANCIAL TELECOM LIMITED (USA), INC. (FINTEL GROUP)

Fintel is an investment and financial services company providing corporate finance and management consulting services to private SMEs in China and Hongkong. With its highly-experienced independent executives, Fintel has the capability to assist its clients achieving corporate and personal financial goals by capital budgeting, strategy developing, equity restructuring, leveraged financing, risk managing and initial public offering. Fintel might also invest in profitable, pre-IPO companies with good upside potential. For further information, please visit: www.fintel.com

Forward-looking statements

The statements made in this press release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

Financial Telecom Limited (USA), Inc.
Contact: Mr. Stephen Tang  Tel:  (852) 2868 0668  Fax: (852) 2877 5021
Email: stephen.tang@fintel.com